As filed with the Securities and Exchange Commission on December 7, 2015

Registration No. 333-203192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM F-4

UNDER THE

SECURITIES ACT OF 1933

NXP SEMICONDUCTORS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

High Tech Campus 60

Eindhoven 5656 AG

The Netherlands

Tel: +31 40 2729960

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan

Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan

Freescale Holdings 2006 Management Incentive Plan

(Full title of the plan)

Guido Dierick

Executive Vice President, General Counsel and Secretary

High Tech Campus 60

Eindhoven 5656 AG

The Netherlands

Tel: +31 40 2729960

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gary Horowitz Elizabeth Cooper Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Jennifer Wuamett Senior Vice President, General Counsel and Secretary Freescale Semiconductor, Ltd. 6501 William Cannon Drive West Austin, Texas 78735 (512) 895-2000	Kenton King Allison Schneirov Amr Razzak Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value EUR 0.20 per share	8,500,000 (2)	N/A (3)	N/A (3)	N/A (3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares, par value EUR 0.20 per share (“Ordinary Shares”), of NXP Semiconductors N.V., a Dutch public limited liability company (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents the estimated maximum number of Ordinary Shares issuable under the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan, the Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan and the Freescale Holdings 2006 Management Incentive Plan.
(3)	The proposed maximum offering price was calculated and the registration fee was previously paid in connection with the filing of the Registration Statement on Form F-4 (File No. 333-203192) of the Registrant initially filed under the Securities Act with the Securities and Exchange Commission on April 2, 2015.

EXPLANATORY NOTE

NXP Semiconductors N.V. (the “Registrant”) hereby amends its Registration Statement on Form F-4 (File No. 333-203192) filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2015, as amended by Amendments No. 1 and 2, which was declared effective on June 1, 2015 (the “Form F-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”). The Form F-4, as amended by this Post-Effective Amendment, is referred to as the “Registration Statement.” The Registrant filed the Form F-4 in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 1, 2015, by and among the Registrant, Nimble Acquisition Limited, a Bermuda exempted limited liability company and indirect, wholly-owned subsidiary of the Registrant (“Merger Sub”) and Freescale Semiconductor, Ltd. (“Freescale”).

On December 7, 2015, pursuant to the Merger Agreement, Merger Sub merged with and into Freescale (the “Merger”), with Freescale surviving the Merger as the surviving corporation and as a wholly-owned, indirect subsidiary of the Registrant.

In connection with the consummation of the Merger, the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan, the Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan and the Freescale Holdings 2006 Management Incentive Plan (the “Freescale Plans”) were assumed by the Registrant and certain outstanding equity awards granted under the Freescale Plans were converted into equity awards in respect of the ordinary shares, par value EUR 0.20 per share (“Ordinary Shares”) of the Registrant as set forth in the Merger Agreement. All such Ordinary Shares were previously registered on the Form F-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)	the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2014, filed on March 6, 2015;

(b)	the Registrant’s current reports on Form 6-K furnished on March 2, 2015 (Exhibit 1 only), March 3, 2015, April 30, 2015 (Exhibit 2 only), May 28, 2015, June 2, 2015, June 22, 2015, July 2, 2015, July 30, 2015 (SEC Accession No. 0001193125-15-269484) (Exhibit 1 only), October 14, 2015 (excluding Exhibit 1), October 29, 2015 (Exhibit 2 only), November 6, 2015, November 9, 2015, November 25, 2015, November 27, 2015, November 30, 2015 and December 7, 2015; and

(c)	the description of the Ordinary Shares included under the caption “Description of Registrant’s Securities to be Registered” included in the Registrant’s registration statement on Form 8-A, filed on August 3, 2010 (File No. 001-34841), as amended or supplemented.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent designated therein, reports on Form 6-K the Registrant furnishes to the Commission, after the date of this Registration

Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Dutch public limited liability company and under Dutch law indemnification provisions may be included in the articles of association. Accordingly, the articles of association of the Registrant provide that it will reimburse the members of the board of directors of the Registrant (the “Board”) and the former members of the Board for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, these persons will not be entitled to reimbursement if and to the extent that (i) a Dutch court has determined in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. The Registrant may enter into indemnification agreements with the members of the Board and its officers to provide additional indemnification rights. The Registrant has purchased directors’ and officers’ liability insurance for the members of the Board and certain other officers, substantially in line with that purchased by similarly situated companies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached exhibit index, which is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eindhoven, the Netherlands, on December 7, 2015.

NXP Semiconductors N.V.

By:	/s/ Richard L. Clemmer
	Name:	Richard L. Clemmer
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on December 7, 2015.

Name	Title

*	Executive Director, President and Chief Executive Officer
Name: Richard L. Clemmer

*	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)
Name: Peter Kelly

*	Non-executive Director and Chairman of the Board
Name: Sir Peter Bonfield

*	Non-executive Director and Vice Chairman of the Board
Name: Johannes P. Huth

*	Non-executive Director
Name: Kenneth A. Goldman

*	Non-executive Director
Name: Dr. Marion Helmes

*	Non-executive Director
Name: Josef Kaeser

*	Non-executive Director
Name: Ian Loring

*	Non-executive Director
Name: Eric Meurice

*	Non-executive Director
Name: Julie Southern

Name	Title

*	Non-executive Director
Name: Rick Tsai

*	Authorized Representative in the United States
Name: James N. Casey

* By:	/s/ Jean Schreurs
Name: Jean Schreurs
Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.1 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed with the Commission on August 2, 2010 (File No. 333-166128))

4.2	Articles of Association of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.2 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed with the Commission on August 2, 2010 (File No. 333-166128))

4.3	Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Freescale Semiconductor, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2014, filed with the Commission on July 25, 2014)

4.4	Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan (incorporated by reference to Exhibit 10.12 of the Freescale Semiconductor, Ltd. Annual Report on Form 10-K filed with the Commission on February 10, 2014)

4.5	Amendment to the Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan, dated October 28, 2009 (incorporated by reference to Exhibit 10.17 of the Freescale Semiconductor, Ltd. Annual Report on Form 10-K filed with the Commission on February 6, 2015)

4.6	Freescale Holdings 2006 Management Incentive Plan (incorporated by reference to Exhibit 10.7 of the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the Commission on March 8, 2007 (File No. 333-141128))

4.7	Amendment to the Freescale Holdings 2006 Management Incentive Plan, dated February 4, 2009 (incorporated by reference to Exhibit 10.14 of the Freescale Semiconductor, Ltd. Annual Report on Form 10-K filed with the Commission on February 10, 2014)

4.8	Amendment to the Freescale Holdings 2006 Management Incentive Plan, dated October 28, 2009 (incorporated by reference to Exhibit 10.16 of the Freescale Semiconductor, Ltd. Annual Report on Form 10-K filed with the Commission on February 6, 2015)

* 5.1	Opinion of De Brauw Blackstone Westbroek N.V. regarding legality of the NXP Semiconductors N.V. ordinary shares being registered pursuant to this Registration Statement (previously filed as an exhibit to the Registration Statement on Form F-4 (File No. 333-203192) to which this Post-Effective Amendment No. 1 relates)

23.1	Consent of KPMG Accountants N.V., independent registered public accounting firm of NXP Semiconductors N.V.

* 23.3	Consent of De Brauw Blackstone Westbroek N.V. (included as part of the opinion filed as Exhibit 5.1 hereto)

* 24.1	Power of Attorney (previously included on signature page to the Registration Statement on Form F-4 (File No. 333-203192) to which this Post-Effective Amendment No. 1 relates)

*	Previously filed.